Exhibit 8.1

September 11, 2017

TELECOM ARGENTINA S.A.

ALICIA MOREAU DE JUSTO 50

C1107AAB BUENOS AIRES

ARGENTINA

Ladies and Gentlemen:

We have acted as special Argentine counsel to Telecom Argentina S.A. (the “Company”), a corporation organized under the laws of the Republic of Argentina, in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended, of a Registration Statement on Form F-4 (File No. 333-218046) (as amended to the date hereof, the “Registration Statement”). Terms not defined herein shall have the meaning ascribed to them in the Registration Statement.

We confirm that we have reviewed the information in the Registration Statement under the caption “Argentine Tax Consequences.” We also confirm to you that, insofar as they relate to the Argentine tax law, the discussion set forth in the Registration Statement under the caption “Argentine Tax Consequences”, subject to qualifications, exceptions, assumptions and limitations contained therein, is our opinion.

Our opinion expressed in and the Registration Statement under the caption “Argentine Tax Consequences” is limited to the federal laws of Argentina and is based upon existing provisions of federal laws and regulations, including the Argentine Income Tax Law, and opinions of the National Treasury General Attorney Office as of the date hereof, all of which are subject to subsequent, different interpretations and applications with effect from the date of effectiveness of the underlying laws and regulations.

This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter.

We hereby consent to the filing of this opinion with the SEC as Exhibit 8.1 to the Registration Statement.

Very truly yours,

/s/ Facundo Martín Goslino
Facundo Martín Goslino

ERRECONDO, GONZÁLEZ & FUNES